Exhibit 10.19

Letter of Intent

December 4, 2025

To: Alexandros Tsirikos, CFO and director, TOP SHIPS INC.

(the “Seller”)

Dear Mr. Tsirikos:

We are pleased to present this Letter of Intent (“LOI”) to you, the Seller, relating to the proposed acquisition (the “Acquisition”) by RUBICO INC., a Marshall Islands corporation (the “Purchaser”) of all 500 issued and outstanding shares (the “Shares”) of the Sellers 100% owned subsidiary, ROMAN EXPLORER INC., a Marshall Islands corporation (the “Company”) and registered owner of the Newbuilding Megayacht M/Y Sanlorenzo "1150Exp" Hull No. 158 (the “Vessel”). We look forward to working with you towards a successful transaction.

This LOI, which is nonbinding except for specific provisions referenced under “Non-binding Intent” below, sets forth the general terms and conditions, as currently contemplated by the parties, for the Acquisition. Details of the structure of the Acquisition remain to be discussed and may be affected by tax, contractual, organizational, regulatory, accounting and due diligence considerations. The precise structure of the Acquisition and the general terms and conditions thereof will be set forth in a definitive share purchase agreement (the “SPA”), and any other ancillary documents thereto, to be entered into, as applicable, between or among the Purchaser and the Seller and/or their respective affiliates, and are subject to the Purchaser’s due diligence investigation of the Company and inspection of the Vessel, and decision and appropriate approvals by the Purchaser and you to proceed with the Acquisition.

Vessel:	Newbuilding Megayacht M/Y Sanlorenzo "1150Exp" Hull No. 158. The Vessel has gross tonnage of 1150 tons with 6 guest cabins and is able to accommodate 12 guests and 14 crew.
Purchase Price:

The aggregate purchase price (“Purchase Price”) for the Acquisition will be negotiated between the parties during the No-Shop Period (as defined below). The Parties acknowledge that the Purchase Price will take into account the shipyard installments already paid by the Seller and third-party broker valuation(s) of the Vessel (the “Prior Valuations”). The parties acknowledge that if valuations or other information of the Company are inconsistent, as reasonably determined by the Purchaser, with the Prior Valuations, the Purchaser may adjust the Purchase Price accordingly, including through deferred consideration provisions.

Refundable Deposit	The Purchaser shall pay to the Seller $4,000,000 as an earnest money deposit (the “Deposit”) which will be fully refundable in accordance with “Termination” below.
Due Diligence:

The Seller has already provided to the Company and its representatives a statement from the shipyard evidencing installments already paid and a draft of the SPA and is expected to provide upon request any operating, financial, accounting, legal, regulatory, tax, and any other information relating to the Company. The Seller will cause the Company to afford the Purchaser and their duly authorized representatives full and free access to the Company and its contracts, books and records, and all other documents and data.

Definitive Share Purchase Agreement

In parallel with the due diligence process, the parties would negotiate the SPA, whereby the Purchaser would acquire the Shares. Such Purchase Agreement would contain such covenants, representations and warranties and other provisions as are customary for transactions of this type or as otherwise set forth herein.

In addition to the negotiation of the terms of the SPA, the execution of such SPA would be subject to the conditions that (i) the Purchaser has completed due diligence to its satisfaction and (ii) the Purchaser has obtained such corporate authorizations as may be necessary to consummate the proposed transaction.

Tax Matters:

The Parties agree that there will be no material sales, transfer, stamp or bulk sales tax obligations, but to the extent this is not the case, the parties agree to negotiate in good faith relating to the allocation of such taxes.

Signing; Closing; Conditions Precedent:

The parties currently contemplate that the SPA will be executed up to March 31, 2026 (the “Signing”).

The closing of the Acquisition (the “Closing”) will occur on a date to be mutually agreed upon by the Parties (the "Closing Date"). The Closing will be subject to the satisfaction of the following conditions at or prior to the Closing: (a) performance of, and compliance with, in all material respects, all covenants and agreements contained in the SPA, and accuracy in all respects with the representations and warranties contained in the SPA (and that such representations and warranties were not untrue, inaccurate or not misleading), such representations and warranties being repeated at Closing; and (b) such other customary and appropriate closing conditions to be included in the SPA.

Representations and Warranties:

The Purchase Agreement will contain representations and warranties customary for transactions of this type, including, without limitation, a representation that (i) the Seller owns the Shares free and clear from any liens or encumbrances and the Shares have been duly authorized and issued by the Company, (ii) each of the Seller and Purchaser have the capacity to enter into the Acquisition, and (iii) the Vessel is free and clear from any liens or encumbrances.

Exclusivity:

Until Signing or such earlier time as the parties mutually agree to terminate the negotiation of the Acquisition (the “No-Shop Period”), the Seller will not and will cause the Company not to (and will not permit or authorize, as applicable, any of its affiliates, directors, officers, stockholders, employees, agents, consultants and other advisors and representatives to), directly or indirectly (i) solicit, initiate, encourage, knowingly facilitate, or entertain any inquiry or the making of any proposal or offer; (ii) enter into, continue or otherwise participate in any discussions or negotiations, or enter into any contract; (iii) furnish to any person or entity any non-public information or grant any person or entity access to its properties, books, contracts, personnel and records for the purposes set out in clauses (i), (ii) or (iv) of this Section; or (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, term sheet, agreement in principal, merger agreement, acquisition agreement, option agreement or other similar contract or propose, whether publicly or to any director or stockholder, or agree to do any of the foregoing for the purpose of encouraging or facilitating any proposal, offer, discussions or negotiations; in each of the foregoing cases in clauses (i) through (iv) above regarding (x) any business combination transaction involving any of the Company or the Vessel, or (y) any other transaction to acquire the Vessel or the Shares (whether or not outstanding), whether by merger, purchase of assets, purchase of equity interests (or similar rights), tender offer, license or otherwise, other than with the Purchaser.  The Seller will immediately cease and cause to be terminated any such negotiations, discussions or contracts (other than with the Purchaser) that are the subject of clauses (i), (ii) or (iv) above and will immediately cease providing any non-public information and terminate any access of the type referenced in clause (iii) above.  If the Seller or any of its affiliates, directors, officers, stockholders, employees, agents, consultants or other advisors and representatives receives, during the No-Shop Period, any offer, proposal or request, directly or indirectly, of the type referenced in clause (i), (ii) or (iv) above or any request for disclosure or access as referenced in clause (iii) above regarding the Vessel or the Company, the Seller will not (and will cause the Company to not) directly or indirectly respond to, or enter into any discussions with, such offer or person or entity with regard to such offers, proposals or requests and will promptly notify the Purchaser of the existence thereof, and, provide the Purchaser information as to the identity of the offeror or person or entity making any such offer or proposal, the specific terms of such offer or proposal, as the case may be, and such other information related thereto as the Purchaser may reasonably request.

Damages:

In the event that Seller breaches the Exclusivity clause during the No-Shop Period, the Seller acknowledges and agrees that the Purchaser will suffer damages and that such damages may be difficult to ascertain. Therefore, in the event of such a breach:

a. Liquidated Damages:

Seller shall pay to the Purchaser, as liquidated damages and not as a penalty, an amount equal to $4,000,000 within 5 days of the Purchaser providing written notice to the Seller of such breach. The parties agree that this amount is a reasonable estimation of the damages the Purchaser would suffer due to such breach.

b. Injunctive Relief:

Seller acknowledges that the damages for such breach may be irreparable and that monetary damages may be inadequate. Therefore, in addition to the liquidated damages set forth above, the Purchaser shall be entitled to seek specific performance, injunctive relief, or other equitable remedies to enforce the terms of the Exclusivity clause without the necessity of proving actual damages or posting a bond or other security.

c. Costs and Expenses:

In the event of a breach, the Seller shall also reimburse the Purchaser for all reasonable costs and expenses incurred by Buyer in enforcing its rights under this agreement, including, but not limited to, legal fees and expenses.

Conduct of Business:

As long as this LOI is in effect, and from the Signing date through the Closing, (i) the Seller shall, or shall cause the Company to, conduct the business and maintain and preserve the assets of the Company in the ordinary course of business; (ii) the Company shall not issue any equity, incur any debt, or enter into any other material contract other than in the ordinary course of business, without the Purchaser’s prior written approval; and (iii) the Company shall not cause or, to the extent reasonably within its control, permit any liens to attach to the Vessel.

Non-binding Intent:

By signing this LOI, the parties confirm their intentions specified herein with respect to the proposed transaction but (except as provided in “Deposit,” “Exclusivity,” “Governing Law; Jurisdiction,” “Expenses, Commissions and Fees” and “Non-binding Intent” hereof which are intended to and will be legally binding and enforceable) this LOI is not intended to constitute a contract nor an offer to enter into a contract, nor to be binding upon the parties or to create legal obligations or rights.  Each party also agrees that unless and until the final definitive SPA has been executed and delivered, neither party will be under legal obligation of any kind whatsoever with respect to any such combination or transaction by virtue of this LOI, except with respect to the provisions specifically referred to in the previous sentence.

Governing Law; Jurisdiction:

The internal laws of the State of New York govern all matters arising out of or relating to this LOI, including its enforcement and any disputes or controversies arising therefrom. Any and all disputes arising out of or related to this LOI will be adjudicated exclusively in the state or federal courts located in New York, New York.

Expenses, Commissions and Fees:

Whether or not the Acquisition is consummated (as contemplated herein or otherwise), each party will pay its own fees and expenses incurred in connection with the negotiation, preparation, execution and delivery of this LOI, the definitive agreements and any other agreements or documents contemplated hereby or thereby (including the SPA), and the due diligence in advance of Closing. Each party will indemnify and hold the other harmless from and against any claims brought by any such indemnifying party’s brokers, finders or agents against the other party for the payment of any brokerage or finder’s commission, fee or similar compensation.

Effective Date:	The effective date of this LOI will be the date of written acceptance below by the Seller.
Termination Date:

This LOI will automatically terminate (such date, the “Termination Date”) upon the earliest of the following: (i) Signing date, or such later date as the parties mutually agree in writing, (ii) execution of the SPA by all parties, (iii) the mutual written agreement of the Purchaser and the Seller, and (iv) written notice of termination by the Purchaser, for any reason or no reason, with or without cause, at any time.  Upon termination for any reason, the Deposit shall be returned to the Purchaser. In case of Termination due to the execution of the SPA the Parties agree that the Deposit can be credited against the Purchase Price upon the signing of the SPA.

Modification:	This LOI may only be amended, supplemented, or otherwise modified in writing executed by both Parties.
Counterparts:	This LOI may be executed in two or more counterparts, including counterparts transmitted by facsimile or electronic transmission or electronic signature, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signature page follows]

Please acknowledge your agreement with the above terms and conditions by signing and returning the enclosed copy of the present letter.

Very truly yours, PURCHASER: RUBICO INC. By: /s/ Nikolaos Papastratis Name: Nikolaos Papastratis Title: CFO & Director
Agreed and Accepted: TOP SHIPS INC. By: /s/ Alexandros Tsirikos Name: Alexandros Tsirikos Title: CFO & Director Date: December 4, 2025